UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2013

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                                      Results of Operations and Financial Condition.

On January 8, 2013, in connection with the previously announced participation of Cobalt International Energy, Inc. (the “Company”) in the 2013 Goldman Sachs Global Energy Conference in Miami, Florida, the Company announced that it estimates its restricted and unrestricted cash balance as of the fiscal year ended December 31, 2012 to be approximately $2.7 billion. Such unrestricted cash includes cash, cash equivalents, short-term investments and long-term investments, and includes approximately $1.3 billion of net proceeds from the Company’s registered underwritten public offering of 2.625% convertible senior notes due 2019 which closed on December 17, 2012.  Restricted cash includes funds held in an escrow account as a guarantee of performance to Ensco Offshore Company for the Ensco 8503 drilling rig contract and cash collateralized letters of credit relating to the Company’s operations offshore Angola.

The Company’s estimate of its restricted and unrestricted cash balance as of the fiscal year ended December 31, 2012 is an estimate prepared by management in good faith based upon internal reporting and expectations as of and for the three months ended December 31, 2012. This estimate is preliminary, unaudited, and may be revised as a result of management’s further review of the Company’s results. The Company and its auditors have not completed the normal quarterly review procedures as of and for the three months ended December 31, 2012, and there can be no assurance that the Company’s final results for this quarterly period will not differ from this estimate. Any such changes could be material. In addition, during the course of the preparation of the Company’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2012, the Company may identify items that would require it to make material adjustments to this estimated financial information.

The information contained herein is being furnished, not filed, pursuant to Item 2.02. Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2013

Cobalt International Energy, Inc.

	By:	/s/ Jeffrey A. Starzec

	Name:	Jeffrey A. Starzec
	Title:	Senior Vice President and General Counsel